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                                                                    Exhibit 10.6

            FIRST AMENDMENT TO MASTER LEASE AGREEMENT, dated as of March 10, 1999 (this "Amendment"), between AMERICOLD REAL ESTATE, L.P., a Delaware limited partnership ("Landlord"), and AMERICOLD LOGISTICS, LLC., a Delaware limited liability company ("Tenant").


                               W I T N E S E T H:

            WHEREAS, Americold Corporation, an Oregon corporation ("Americold"), and Landlord are parties to a certain Master Lease Agreement (the "Lease"), dated as of April 22, 1998 (all capitalized terms used but not defined herein shall have the meaning given such terms in the Lease);

            WHEREAS, Americold has assigned all of its interest in the Lease to Tenant; and

            WHEREAS, the Landlord and Tenant wish to amend the Lease to better express in certain respects their agreement with respect to the Lease.

            NOW, THEREFORE, for TEN DOLLARS and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

            Section 1. Section 1.4 of the Lease is hereby amended and restated in its entirety to read as follows:

            "1.4. Initial Term. The initial term of this Lease (the "Initial Term") shall commence on the Commencement Date and shall expire on February 28, 2014, unless otherwise terminated as provided herein."

            Section 2. Section 1.5(a) of the Lease is hereby amended and rested in its entirety to read as follows:

            "1.5 Renewal Terms. Provided (i) no Event of Default shall have occurred and be continuing hereunder or under the Other Leases and (ii) the tenant under each of the Other Leases shall have exercised its respective renewal option under the applicable Other Lease to the extent the same is available, Tenant shall have the right to renew this Lease (as to all, but not less than all, the Leased Property subject to this Lease at such time) for two (2) successive five (5) year terms ("Extended Terms") upon giving written notice to Landlord of each such renewal at least eighteen (18) months prior to the termination of the then current Term. During each such Extended

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      Term, all of the terms and conditions of this Lease shall continue in full force and effect, except that the Minimum Rent for and during each Extended Term shall be the greater of (i) the then current fair market rental ("Fair Market Rental"), which unless otherwise mutually agreed to by Landlord and Tenant shall be determined by the appraisal procedure set forth in Article XXIV and (ii) the Minimum Rent for the Lease Year immediately preceding the Extended Term plus five percent (5%). Tenant's failure to exercise its renewal option as to the first Extended Term shall result in the loss of its renewal option as to the second Extended Term.
      As used herein, the term "Other Leases" shall refer to, collectively, (i) that certain Master Lease Agreement, dated as of February 28, 1999, between Americold Corporation, as landlord, and AmeriCold Logistics, LLC, as tenant, as amended, (ii) that certain Master Lease Agreement, dated as of April 22, 1998, between URS Real Estate, L.P., as landlord, and URS Logistics, Inc., as tenant, as amended, and (iii) such other Master Lease Agreements as may be entered into from time to time between Landlord or its Affiliates and Tenant or its Affiliates."

            Section 3. The definition of "Pre-Approved Party" is hereby amended and restated in its entirety to read as follows:

                  ""Pre-Approved Party" shall mean (i) URS Logistics, Inc., a
            Delaware corporation; (ii) Americold Corporation, an Oregon corporation; (iii) any Person with or into which URS Logistics, Inc. and/or Americold Corporation is merged on consolidated or to which URS Logistics, Inc. and/or Americold Corporation transfer all or substantially all of its or their assets or which succeeds to all or substantially all of the business of URS Logistics, Inc. and/or Americold Corporation; (iv) any Person fifty-one percent (51%) or more owned, directly or indirectly, and controlled by one or more or more of the Persons identified in clauses (i) - (iii) above; (v) any Person in which one or more Persons described in clauses (i) - (iv) above are sole operating partners or managing members; (vi) any other Person as to which Tenant shall have obtained a Rating Confirmation; and (vii) any Landlord's Lender that acquires Tenant's interest in this Lease by foreclosure or any action in lieu thereof."

            Section 4. The definition of the term "Vornado Operating" is hereby amended and restated in its entirety to read as follows:

                  ""Vornado Operating" shall mean Vornado Operating Company, a
            Delaware corporation formerly known as Vornado Operating, Inc.."

            Section 5. Section 3.1(a) and Section 3.1 (b) of the Lease is hereby amended and restated in its entirety to read as follows:


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                  "3.1 Rent. Tenant will pay to Landlord, in lawful money of the
            United States of America which shall be legal tender for the payment of public and private debts, at Landlord's address set forth above or at such other place or to such other person, firms or corporations as Landlord may designate in writing from time to time,
            (i) Minimum Rent (as defined below), and (ii) Percentage Rent; provided that so long as the Initial Landlord's Debt is outstanding and Landlord is the "Borrower" thereunder, Minimum Rent and Percentage Rent shall be paid in accordance with the Cash Management Procedures. In addition, Tenant will pay to Landlord or the Person otherwise entitled thereto all Additional Charges during the Term on or before the same are delinquent.

      (a)   Minimum Rent:

                  (i) For the period commencing on the Commencement Date through
            December 31, 2003, the sum of FORTY NINE MILLION THIRTY ONE THOUSAND AND 00/100 DOLLARS ($49,031,000.00) per annum.

                  (ii) For the period commencing on January 1, 2004 through
            December 31, 2008, the sum of FIFTY MILLION FIVE HUNDRED SEVENTY TWO THOUSAND AND 00/100 DOLLARS ($50,572,000.00) per annum.

                  (iii) For the period commencing on January 1, 2009 through
            February 28, 2014, the greater of (x) FIFTY THREE MILLION ONE HUNDRED ONE THOUSAND AND 00/100 DOLLARS ($53,101,000.00) per annum and (y) the Fair Market Rental of the Leased Property, which unless otherwise mutually agreed to by Landlord and Tenant shall be determined by the appraisal procedure set forth in Article XXIV.

Minimum Rent shall be prorated among each Leased Property pursuant to the percentages set forth next to each Leased Property on Exhibit 3.1(a) attached hereto. Minimum Rent for each Fiscal Year shall be payable:

     (x) for the period from the Commencement Date through (and including) the Rent Payment Date (as defined herein) occurring in September, 2000, in arrears, and

     (y) for the period from (but excluding) the Rent Payment Date occurring in September, 2000, through the balance of the Term, in advance,


in either case in twelve (12) equal installments on the eleventh (11th) day of each calendar month of the Initial Term and each Extended Term (the "Rent Payment Date"); provided that if such 11th day is not a Business Day, then the Rent Payment Date shall be the next preceding Business Day; provided further that the advance Minimum Rent installment otherwise payable on the Rent Payment Date in September, 2000, shall instead be deferred and paid in six (6) equal installments on each Rent Payment Date occurring in September, 2000 through February, 2001. Minimum Rent shall be paid for the period of the eleventh
(11th) of each month (or, if applicable, the Commencement Date) through the tenth (10th) of the next month (or, if applicable, the expiration of the Term) (each, a "Rental Period"), provided that the first and last payments of Minimum Rent shall be prorated as to any partial Rental Period, based on


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the number of days within the Term during such Rental Period and the number of days insuch Rental Period. The first installment payment of Minimum Rent shall be payable on May 11, 1998, for the Rental Period beginning with the Commencement Date and ending May 10, 1998.

            Notwithstanding the foregoing, for the period commencing with the date hereof and expiring on the third (3rd) anniversary of the date hereof, to the extent that Available Cash is less than the amount of Fixed Rent and Percentage Rent, as certified by Tenant (together with reasonable documentation thereof) and agreed to by Landlord, the Fixed Rent and Percentage Rent shall accrue, and the payment thereof (together with interest at the Interest Rate) shall be deferred to, the earlier of (A) the third (3rd) anniversary of the date hereof and (B) such date as Available Cash shall be available, to the extent of such Available Cash (and Available Cash shall be applied first to interest, then to the accrued Fixed Rent and then to the accrued Percentage Rent), provided that the maximum amount of Fixed Rent that may be deferred under this paragraph shall be fifteen percent (15%) of the stated Fixed Rent obligation. As used herein, "Available Cash" shall be Receipts less Operating Expenses. In no event, however, shall the rent deferral permitted hereunder be such that Landlord will have insufficient cash flow to service Landlord's Debt or to the extent that such rent deferral is not permitted under the terms of the Initial Landlord's Debt.

      (b)   Percentage Rent:

            (i) Generally; Payment in Installments. In addition to the Minimum Rent payable with respect to the Leased Property, Tenant shall pay Percentage Rent for each Lease Year. Percentage Rent shall be payable quarterly in arrears in four (4) installments, on the Rent Payment Date occurring in April, July, August and January of each Lease Year, in respect of the quarter ending in the prior month, commencing in April, 1999. Each quarterly installment shall be based on, and accompanied by, an Officer's Certificate setting forth Tenant's current estimated Receipts for the Leased Property (on a Leased Property-by-Leased Property basis) on a cumulative basis for the period commencing with the Lease Year through the end of the quarter in question, and shall take into account previous installments paid in respect of such Lease Year.

            (ii) Presentation of Certificate and Audit. Not later than the 25th day following the end of each Lease Year, Tenant shall deliver to Landlord an Officer's Certificate setting forth (x) the Receipts for the Leased Property (on a Leased Property-by-Leased Property basis) and (y) the computation made by Tenant in determining Percentage Rent, in each case
      (a) for such Lease Year and (b) for each individual calendar quarter during such Lease Year, together with an audit of such Receipts conducted by a "Big Six" firm of independent certified public accountants proposed by Tenant and approved by Landlord (which approval shall not be unreasonably withheld or delayed). Tenant shall utilize, or cause to be utilized, an


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      accounting system for the Leased Property in accordance with its usual and customary practices and in accordance with GAAP, which will accurately record Receipts for the Leased Property. Tenant shall retain such records, for at least three (3) years after the expiration of each Lease Year.

            (iii) Confirmation of Percentage Rent. Landlord, at its own expense, except as provided herein below, shall have the right, exercisable by Notice to Tenant within two (2) years after receipt of the applicable Officer's Certificate referred to in clause (ii) above, by its accountants or representatives to audit the information set forth in such Officer's Certificate and, in connection with such audits, to examine Tenant's books and records with respect thereto (including supporting data and sales and excise tax returns).

            (iv) Adjustments of Percentage Rent. If the certificate or audit described in Section 3.1(b)(ii), or any audit described in Section 3.1(b)(iii), discloses a deficiency in the payment of Percentage Rent and any differences between the parties are resolved (which, absent the parties' agreement shall be determined pursuant to arbitration in accordance with Schedule 15.4), Tenant shall forthwith pay to Landlord the amount of the deficiency, as finally agreed or determined, together with interest at the Interest Rate, from the date such payment should have been made to the date of payment thereof. If such deficiency, as determined or agreed upon or compromised as aforesaid, is more than four percent (4%) of the Receipts reported by Tenant for such Lease Year and, as a result, Landlord did not receive at least ninety-five percent (95%) of the Percentage Rent payable with respect to such Lease Year, Tenant shall pay the reasonable cost of such audit and examination. If the certificate or audit described in Section 3.1(b)(ii), or any audit described in Section 3.1(b)(iii), discloses a overpayment of Percentage Rent and any differences between the parties are resolved (which, absent the parties' agreement shall be determined pursuant to arbitration in accordance with
      Schedule 15.4), then (provided no Event of Default has occurred and is continuing) Landlord shall grant Tenant a credit equal to the amount of such overpayment against the Rent next coming due in the amount of such difference, as finally agreed or determined, together with interest at the Interest Rate accruing from the date of payment by Tenant until the date such credit is applied. If such credit cannot be made because the Term has expired prior to application in full thereof, then (provided no Event of Default has occurred and is continuing and provided Tenant has paid all amounts required under this Lease), Landlord shall repay the unapplied balance of such credit to Tenant.

            (v) Maximum Adjustments of Percentage Rent. Notwithstanding the foregoing, (A) in no event shall Tenant be permitted under Section 3.1(b)(iv) a credit or refund in respect of Percentage Rent in excess of 15 percent of the aggregate installments of Percentage Rent paid in respect of any Lease Year pursuant to Section 3.1(b)(i) and (B) in no event shall Tenant be permitted under Section 3.1(b)(i) a


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      credit or refund in respect of Percentage Rent in excess of 15 percent of the aggregate installments of Percentage Rent paid in respect of immediately preceding calendar quarter pursuant to Section 3.1(b)(i).

            (vi) Confidentiality. Any information obtained by Landlord with respect to Receipts, Operating Income and Operating Expenses pursuant to the provisions of this Lease shall be treated as confidential, except that such information may be (1) disclosed to the extent that it otherwise becomes public information, (2) disclosed to the extent that Landlord is advised by counsel that Landlord is required to disclose such information by subpoena, court order, securities laws and regulations, any other laws or regulations or stock-exchange requirements, (3) used in any litigation between the parties (subject to such confidentiality safeguards as Tenant may request and the courts may impose), (4) disclosed to Landlord's direct and indirect lenders and investors (and prospective direct and indirect lenders and investors), and (5) disclosed to the extent permitted in Landlord's Loan Documents relating to any Landlord's Debt, provided that, with respect to the disclosures permitted under clause (4), Landlord shall obtain the agreement of the Persons to whom disclosure is made to maintain such information as confidential in accordance with terms of this Subsection (iv) and in no event shall public or Rule 144A holders of Landlord's Debt be permitted to receive such information on an individual Leased Property basis.

            (vii) Survival. The obligations of Tenant and Landlord contained in this Section 3.1 shall survive the expiration or earlier termination of this Lease."

            Section 6. Section 6.1(h) of the Lease is hereby amended as follows:

            (a) The phrase "Tenant will use reasonable efforts to furnish to Landlord within eighty (80) days (and in no event later than ninety (90) days) following the end of each Fiscal Year of Tenant," in the first sentence of Section 6.1(h)(2) of the Lease is hereby replaced with "Tenant will use reasonable efforts to furnish to Landlord within sixty (60) days (and in no event later than seventy-five (75) days) following the end of each Fiscal Year of Tenant,";

            (b) The phrase "Tenant will furnish, or cause to be furnished, to Landlord on or before the thirtieth (30th) day after the end of each calendar month," in the first sentence of Section 6.1(h)(3) of the Lease is hereby replaced with "Tenant will furnish, or cause to be furnished, to Landlord on or before the fifteenth (15th) day after the end of each calendar month,";

            (c) The phrase "Tenant will furnish, or cause to be furnished, to Landlord on or before the forty-fifth (45th) day after the end of each calendar quarter," in the first sentence of Section 6.1(h)(4) of the Lease is hereby replaced with "Tenant will


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      furnish, or cause to be furnished, to Landlord on or before the fifteenth
      (15th) day after the end of each calendar quarter,"; and

            (d) The phrase "Tenant shall furnish to Landlord, within ten (10) Business Days after request," in Section 6.1(h)(5) of the Lease is hereby replaced with "Tenant shall furnish to Landlord, within seven (7) days after request,".

            Section 7. Section 8.1(i) of the Lease is hereby amended and restated in its entirety to read as follows:

            "(i) "For any Material Alteration (other than a Material Alteration the cost of which one or more Subtenants are obligated to pay for or reimburse to Tenant and which Tenant reasonably believes will be so paid or reimbursed in a timely manner), Tenant shall be obligated to deliver to a Depositary Eligible Collateral in an amount that, when taken together with any amount then in any reserve account funded pursuant to the Cash Management Procedures and permitted to be used in connection with such Material Alteration, shall be sufficient to pay all of the costs of the Material Alteration in excess of the Threshold Amount, which Eligible Collateral shall be held by the Depositary and released to Tenant as such work progresses in accordance with Section 8.1(j). In addition, if all Material Alterations (other than a Material Alteration the cost of which one or more Subtenants are obligated to pay for or reimburse to Tenant and which Tenant reasonably believes will be so paid or reimbursed in a timely manner) then being performed exceeds $15,000,000 (the "Aggregate Threshold Amount"), Tenant shall be obligated to deliver to the Depositary Eligible Collateral in amount that, when taken together with (x) any Eligible Collateral previously delivered under this subsection (i) and (y) any amounts then in any reserve funded pursuant to the Cash Management Procedures and permitted to be used in connection with such Material Alteration, shall be sufficient to pay all of the costs of the Material Alteration in excess of the Aggregate Threshold Amount, which Eligible Collateral shall be held by the Depositary and released to Tenant at such time as the remaining costs of the Material Alteration are less than the Aggregate Threshold Amount."

            Section 8. Section 9.1(b) of the Lease is hereby amended and restated in its entirety to read as follows:

                  "(b) Notwithstanding anything herein to the contrary, Landlord shall promptly make all necessary and appropriate repairs and replacements to the Leased Property (other than those repairs and replacements (i) caused by the negligence or wilfull misconduct of Tenant or any Person claiming by, through or under Tenant or (ii) required as a result of Casualty or


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      Condemnation to the Leased Property) the costs of which are required to be depreciated under the Internal Revenue Code on a 39-year basis (or any successor period of depreciation for buildings), provided that Tenant shall make such repairs or pay such expenditures (as applicable) to the extent the same exceed, on a cumulative basis, $3,000,000 per annum, increased 5 percent as of January 1, 2003 and January 1, 2008. Landlord's obligation pursuant to the prior sentence, however, shall be subject to prior reasonable notice from Tenant as to the need to make such repair and replacement. Further, Landlord may elect that Tenant perform such repair and replacement, in which event, Landlord shall reimburse or pay to Tenant, within fifteen (15) days after Tenant's submission to Landlord of reasonable evidence of the out-of-pocket costs incurred by Tenant in making such repairs and replacements. Further, Tenant agrees that (A) it shall expend annually for the repair and replacement of 39-Year Property not less than $3,641,654.00 for the period from the Commencement Date through December 31, 1999, increasing by 5% annually for each succeeding Fiscal Year (such amount, the "Minimum Tenant's Responsibility"), provided that Tenant shall not be deemed to have expended any amounts in satisfaction of the Minimum Tenant's Responsibility until such time as Tenant shall have expended all amounts required to be spent by Tenant under Section 2.3 of the Asset Purchase Agreement in connection with which this Lease was assigned to Tenant, to which Tenant (or its assignee) is party, (B) to the extent Tenant shall have spent less than the specified amount in any Lease Year, such unspent amount shall cumulate and Tenant shall be required to expend the unspent portion in subsequent Lease Years, and (C) if at the end of the Term, there shall be any cumulative unspent amounts, Tenant shall pay such amount to Landlord not later than the end of the Term."

            Section 9. Section 15.4 of the Lease is hereby amended and restated in its entirety to read as follows:

                  "15.4 Modifications to Secure Financing. If any Superior Party
            or prospective Superior Party shall request modifications of this Lease as a condition to the provision, continuance or renewal of any such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that (i) either such modifications do not materially increase the obligations of Tenant hereunder or materially adversely affect Tenant's rights under this Lease or (ii) if such modifications would materially increase the obligations of Tenant hereunder or materially adversely affect Tenant's rights under this Lease, then Landlord shall compensate Tenant for the same. Disputes as between Landlord and Tenant regarding whether a proposed modification would materially increase the obligations of Tenant hereunder or materially adversely affect Tenant's rights under this Lease, and the


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            compensation that would be payable to Tenant as a result thereof shall be determined by arbitration in accordance with the terms of
            Schedule 15.4 hereto."

            Section 10. Section 25.1 of the Lease is hereby amended and restated in its entirety to read as follows:

            "25.1 General REIT Provisions.

                  25.1.1 REIT Requirements. Tenant understands that Landlord or an Affiliate of Landlord intends to elect to qualify as a real estate investment trust ("REIT"). Accordingly, unless otherwise notified by Landlord,, the following requirements (the "REIT Requirements") must be satisfied:

            (i) The average of the adjusted tax bases of Landlord's personal property leased to Tenant under a lease at the beginning and end of a calendar year cannot exceed 15% of the average of the aggregate adjusted tax bases of all of Landlord's property that is leased to Tenant under such lease at the beginning and end of such calendar year.

            (ii) Tenant cannot sublet the property leased to it by Landlord, or enter into any other arrangement, if such sublet or other arrangement would cause all or a portion of the amounts paid by Tenant to Landlord hereunder to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code.

            (iii) Tenant cannot sublease the property leased to it by Landlord to, or enter into any similar arrangement with, any person in which Landlord owns, directly or indirectly, a 10% or more interest, within the meaning of Section 856(d)(2)(B) of the Code.

            (iv) Landlord cannot own, directly or indirectly, a 10% or more interest in Tenant, within the meaning of Section 856(d)(2)(B) of the Code.

                  25.1.2 Satisfaction of REIT Requirements. Tenant agrees, and agrees to use reasonable efforts to cause its Affiliates, to use their best efforts to permit the REIT Requirements to be satisfied. Tenant agrees, and agrees to use reasonable efforts to cause its Affiliates, to cooperate in good faith with Landlord or to ensure that the REIT Requirements are satisfied, including providing Landlord with information about the ownership of Tenant, and its Affiliates to the extent that such information is reasonably available. In addition, Tenant agrees, and agrees to cause its Affiliates, to cooperate with Landlord in connection with any additional requirements relating to Landlord's qualification as a REIT arising from and after the


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      date hereof. Immediately after becoming aware that the REIT Requirements are not, or will not be, satisfied, Tenant shall notify Landlord of such noncompliance.

            Section 11. Section 29.1 of the Lease is hereby amended and restated in its entirety to read as follows:

            "29.1 Landlord's Option to Purchase Tenant's Personal Property. Tenant hereby grants Landlord the option to purchase all of the equipment and personal property (tangible and intangible) that is employed by Tenant in connection with the use and operation of each of the Properties, and the business conducted thereat, including any interest of Tenant in the warehousing and customer contracts (to the extent the same is assignable) and the interest of Tenant in any equipment leases and the like. Such option shall be exercisable by Landlord at any time prior to the date of expiration or earlier termination of this Lease in respect of a Property and the conveyance in respect thereof shall be consummated (and the payment of the purchase price therefor made) concurrently with such expiration or earlier termination. The purchase price payable for Tenant's Personalty shall be the Fair Market Value thereof, determined in accordance with the terms of Article XXIV hereof (as adjusted to the extent required to reflect that the subject of the appraisal is Tenant's Personalty rather than a Leased Property). Tenant agrees to cooperate with Landlord in effecting the smooth and orderly transfer of Tenant's Personalty in the event of Landlord's exercise of the Purchase Option. Tenant's Personalty shall be conveyed free and clear of all liens, encumbrances or rights of other parties, except as may have been disclosed to the appraisers in the process of establishing the Fair Market Value thereof."

            Section 12. Exhibit 3.1(b) "Calculation of Percentage Rent" is hereby amended and restated in its entirety to read as follows:

            "Percentage Rent, with respect to each Lease Year, shall be calculated annually as follows:

            (i) for the period from the Commencement Date through December 31, 2003, the product of (a) 41.5% times (ii) all Receipts for the applicable Lease Year in excess of the Breakpoint;

            (ii) for the period from January 1, 2004 through December 31, 2008, the product of (a) 43% times (ii) all Receipts for the applicable Lease Year in excess of the Breakpoint; and

            (iii) for the period from January 1, 2009 through February 28, 2014, the product of (a) 43.5% times (ii) all Receipts for the applicable Lease Year in excess of the Breakpoint.


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As used herein, the "Breakpoint" with respect to any Lease Year shall be
$118,147,000. The Breakpoint shall be adjusted to account for the termination of this Lease with respect to any one or more of the Leased Properties in accordance with the terms of this Lease on a pro rata basis among each Leased Property based on the percentages set forth next to each Leased Property in
Exhibit 3.1(a) attached to this Lease.

            Section 13. The Lease is hereby amended by adding the following
Schedule 15.4 thereto:

                                 "Schedule 15.4
                             Arbitration Procedures

Arbitration shall be held in the city of Atlanta, Georgia in accordance with the rules of the American Arbitration Association then in effect. There shall be one arbitrator appointed in accordance with those rules. As part of the award, the arbitrator shall make a fair allocation between the parties of the fee and expenses of the American Arbitration Association and the cost of any transcript, taking into account the merits of their claims and defenses. The arbitration shall commence within thirty (30) days after demand for arbitration is made by a party hereto. The arbitrator shall render his/her award within thirty (30) days after the completion of the arbitration and the arbitration shall be held on consecutive Business Days. Failure by either party to submit to arbitration as required under this Lease shall result in the arbitrator ruling in favor of the other party is such other party has submitted to arbitration under this Lease. Judgement may be entered on the arbitrator's award in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the Georgia courts for that purpose. The arbitrator may grant injunctive or other equitable relief."

            Section 14. Each party hereto represents and warrants that this Amendment has been duly authorized, executed and delivered on behalf of such party.

            Section 15. The Lease is in full force and effect and, except as set forth herein, is unmodified.

            Section 16. This Amendment may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

                  [remainder of page intentionally left blank]


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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives on this 10th day of March 1999, effective as of the day and year first above written.

                              AMERICOLD REAL ESTATE, L.P.

                              By:   Americold Realty, Inc., its general
                                    partner


                                    By: /s/ Irwin Goldberg
                                        ----------------------------------------
                                        Name: Irwin Goldberg
                                        Title: Vice President and Chief
                                               Financial Officer

                              AMERICOLD LOGISTICS, LLC

                              By:   URS Logistics, Inc., its member


                                    By: /s/ Frederick B. Beilstein III
                                        ----------------------------------------
                                        Name: Frederick B. Beilstein III
                                        Title: Senior Vice President


                                      -12-